Exhibit 10.03

U.S. $1,500,000,000
THIRD AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT
Dated as of February 14, 2024
Among
EASTMAN CHEMICAL COMPANY
as Company
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
CITIBANK, N.A.
as Administrative Agent,
CITIBANK, N.A. and MIZUHO BANK, LTD.,
as Co-Sustainability Structuring Agents,
CITIBANK, N.A.
BofA Securities, Inc.
JPMORGAN CHASE BANK, N.A.
and
MIZUHO BANK, LTD.,
as Joint Lead Arrangers
BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
and
MIZUHO BANK, LTD.
as Syndication Agents
and
BARCLAYS BANK PLC
BNP PARIBAS
MORGAN STANLEY SENIOR FUNDING, INC.
TRUIST BANK
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Documentation Agents

Exhibit 10.03

TABLE OF CONTENTS

Article I DEFINITIONS AND ACCOUNTING TERMS 1
    Section 1.01 Certain Defined Terms 1
    Section 1.02 Terms Generally 33
    Section 1.03 Accounting Terms 33
    Section 1.04 Exchange Rates; Currency Equivalents 34
    Section 1.05 Divisions 34
    Section 1.06 Letter of Credit Amounts 34
    Section 1.07 Times of Day 35
    Section 1.08 Rates 35
Article II AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT 35
    Section 2.01 The Advances and Letters of Credit 35
    Section 2.02 Making the Advances 36
    Section 2.03 Additional Alternative Currencies 38
    Section 2.04 Issuance of and Drawings and Reimbursement Under Letters of Credit 38
    Section 2.05 Fees 40
    Section 2.06 Optional Termination or Reduction of the Commitments 42
    Section 2.07 Repayment of Advances 42
    Section 2.08 Interest on Advances 43
    Section 2.09 Interest Rate Determination 44
    Section 2.10 Optional Conversion of Advances 45
    Section 2.11 Prepayments of Advances 45
    Section 2.12 Increased Costs 46
    Section 2.13 Illegality 48
    Section 2.14 Payments and Computations 48
    Section 2.15 Taxes 49
    Section 2.16 Sharing of Payments, Etc 53
    Section 2.17 Evidence of Debt 54
    Section 2.18 Use of Proceeds 54
    Section 2.19 Increase in the Aggregate Commitments 55
    Section 2.20 Extension of Termination Date 56
    Section 2.21 Defaulting Lenders 58
    Section 2.22 Mitigation Obligations; Replacement of Lenders 61
    Section 2.23 Sustainability Adjustment 62
    Section 2.24 Benchmark Replacement Setting 64
Article III CONDITIONS TO EFFECTIVENESS AND LENDING 66
    Section 3.01 Conditions Precedent to Effectiveness of Amendment and Restatement 66

Exhibit 10.03
    Section 3.02 Initial Advance to Each Designated Subsidiary 67
    Section 3.03 Conditions Precedent to Each Borrowing, Issuance, Increase Date and Commitment Extension 68
    Section 3.04 Determinations Under Section 3.01 69
Article IV REPRESENTATIONS AND WARRANTIES 69
    Section 4.01 Representations and Warranties of the Company 69
Article V COVENANTS OF THE COMPANY 72
    Section 5.01 Affirmative Covenants 72
    Section 5.02 Negative Covenants 75
    Section 5.03 Financial Covenant 79
Article VI EVENTS OF DEFAULT 79
    Section 6.01 Events of Default 79
    Section 6.02 Actions in Respect of Letters of Credit Upon Default 82
Article VII GUARANTY 83
    Section 7.01 Guaranty 83
    Section 7.02 Guaranty Absolute 83
    Section 7.03 Waivers and Acknowledgments 84
    Section 7.04 Subrogation 85
    Section 7.05 Continuing Guaranty; Assignments 86
Article VIII THE AGENT 86
    Section 8.01 Appointment and Authority 86
    Section 8.02 Rights as a Lender 86
    Section 8.03 Exculpatory Provisions 87
    Section 8.04 Reliance by Agent 88
    Section 8.05 Indemnification 88
    Section 8.06 Delegation of Duties 89
    Section 8.07 Resignation of Agent 89
    Section 8.08 Non-Reliance on Agent and Other Lenders. 91
    Section 8.09 Other Agents. 91
    Section 8.10 Certain ERISA Matters. 91
    Section 8.11 Erroneous Payment 93
Article IX MISCELLANEOUS 96
    Section 9.01 Amendments, Etc 96
    Section 9.02 Notices, Etc 97
    Section 9.03 No Waiver; Remedies 99
    Section 9.04 Costs and Expenses 99
    Section 9.05 Right of Set-off 101
    Section 9.06 Binding Effect 101
    Section 9.07 Assignments and Participations 101
    Section 9.08 Confidentiality 107
    Section 9.09 Designated Subsidiaries 108
    Section 9.10 Governing Law 109
    Section 9.11 Counterparts; Integration; Effectiveness; Electronic Execution 109
    Section 9.12 Judgment 110
    Section 9.13 Jurisdiction, Etc 110

Exhibit 10.03
    Section 9.14 No Liability of the Issuing Banks 111
    Section 9.15 Substitution of Currency 112
    Section 9.16 Power of Attorney 112
    Section 9.17 Patriot Act 112
    Section 9.18 No Fiduciary Duties 112
    Section 9.19 Waiver of Jury Trial 112
    Section 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions 112
Section 9.21 Acknowledgement Regarding Any Supported QFCs 113

Schedules
Schedule I - Commitments
Schedule 2.01(b) - Existing Letters of Credit
Schedule 4.01(d) - Disclosed Litigation
Schedule 4.01(i) - Tax Sharing Agreements
Schedule 5.01(d) - Tax Filings with Any Person Other than the Company and its Subsidiaries
Schedule 5.02(a) - Existing Liens
Exhibits
Exhibit A - Form of Note
Exhibit B - Form of Notice of Borrowing
Exhibit C - Form of Assignment and Assumption
Exhibit D - Form of Opinion of Counsel for the Borrower
Exhibit E - Form of Compliance Certificate
Exhibit F - Form of Designation Agreement
Exhibit G - Form of Pricing Certificate

THIRD AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT
Dated as of February 14, 2024
EASTMAN CHEMICAL COMPANY, a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) identified on Schedule I hereto and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:
PRELIMINARY STATEMENT. The Company, the lenders party thereto and Citibank, as administrative agent, are parties to a Second Amended and Restated Five Year Credit Agreement dated as of December 3, 2021 (as amended, supplemented or modified prior to the date hereof, the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01 hereof, the parties hereto agree to amend and restate the Existing Credit Agreement as herein set forth.
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of a majority of the equity interests of another Person or all or any substantial portion of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise reasonably acceptable to the Agent.
“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a Base Rate Advance, a Term SOFR Rate Advance, an Alternative Currency Daily Rate Advance or an Alternative Currency Term Rate Advance (each of which shall be a “Type” of Advance).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent” has the meaning specified in the preamble to this Agreement.
“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at One Penns Way, Building Ops II, New Castle, Delaware 19720, Account No. 31311565, Attention: Lending Agency, (b) in the case of Advances denominated in any Alternative Currency, the account of the Agent designated in writing from time to time by the Agent to the

Exhibit 10.03
Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.
“Agent Parties” has the meaning specified in Section 9.02(d)(ii).
“Agreement” means this Third Amended and Restated Five-Year Credit Agreement dated as of February 14, 2024.
“Alternative Currency” means each of the Committed Currencies, together with each other currency (other than Dollars) that is approved in accordance with Section 2.03.
“Alternative Currency Advance” means an Alternative Currency Daily Rate Advance or an Alternative Currency Term Rate Advance, as applicable.
“Alternative Currency Daily Rate” means, for any day, with respect to any Advance:
(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and
(b) denominated in any other Alternative Currency (to the extent such Advances denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the Lenders pursuant to Section 2.03(a) plus the adjustment (if any) determined by the Agent and the Lenders pursuant to Section 2.03(a) in their reasonable discretion;
provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Advance” means an Advance that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Advances must be denominated in an Alternative Currency.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Advance:
(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and
(b) denominated in any other Alternative Currency (to the extent such Advance denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Agent and the Lenders pursuant to Section 2.03(a) plus the adjustment (if any) determined by the Agent and the Lenders pursuant to Section 2.03(a) in their reasonable discretion;
provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Exhibit 10.03
“Alternative Currency Term Rate Advance” means an Advance that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Advances must be denominated in an Alternative Currency.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Commitment Fee Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Commitment Fee Percentage
Level 1 A- or A3 or above	0.090%
Level 2 BBB+ or Baa1	0.110%
Level 3 BBB or Baa2	0.125%
Level 4 BBB- or Baa3	0.175%
Level 5 Lower than Level 4	0.225%

provided that the Applicable Commitment Fee Percentage shall be adjusted from time to time based upon the Sustainability Applicable Commitment Fee Percentage Adjustment (to be calculated and applied as set forth in Section 2.23).
“Applicable Commitment Fee Percentage Range Amount” has the meaning specified in Schedule 2.23.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Lending Office” means, with respect to each Lender, such Lender's lending office(s) specified in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

Exhibit 10.03
“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Margin for Base Rate Advances	Applicable Margin for Term SOFR Rate Advances, Alternative Currency Daily Rate Advances and Alternative Currency Term Rate Advances
Level 1 A- or A3 or above	0.000%	1.000%
Level 2 BBB+ or Baa1	0.125%	1.125%
Level 3 BBB or Baa2	0.250%	1.250%
Level 4 BBB- or Baa3	0.375%	1.375%
Level 5 Lower than Level 4	0.625%	1.625%
provided that the Applicable Margin shall be adjusted from time to time based upon the Sustainability Applicable Margin Adjustment (to be calculated and applied as set forth in Section 2.23).
“Applicable Margin Range Amount” has the meaning specified in Schedule 2.23.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Citibank, BofA Securities, Inc. (or any of its designated affiliates), JPMorgan Chase Bank, N.A., and Mizuho Bank, Ltd.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.
“Assuming Lender” has the meaning specified in Section 2.19(d).
“Assumption Agreement” has the meaning specified in Section 2.19(d)(ii).

Exhibit 10.03
“Authorized Officer” means the Chief Executive Officer, Chief Financial Officer, the Chief Legal Officer, the Secretary, the Chief Accounting Officer, the Treasurer and such other persons designated by the Company in writing to the Agent by the Treasurer of the Company and acceptable to the Agent.
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“Available Tenor” means, as of any date of determination and with respect to the applicable then-current Benchmark, as applicable, (x) if the applicable then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
(b) ½ of one percent per annum above the Federal Funds Rate;
(c) Term SOFR for a one-month tenor in effect on such day plus 1.0%; and
(d) 0%.
“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(i).
“Benchmark” means, initially, (i) for Term SOFR Rate Advances, the Term SOFR Reference Rate and (ii) for Alternative Currency Term Rate Advances

Exhibit 10.03
denominated in Euro, EURIBOR; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 2.24 then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date; provided, that with respect to a Benchmark with respect to any obligations, interest, fees, commissions or other amounts denominated in any currency other than Dollars or calculated with respect thereto, the alternative set forth in clause (b) below:
(a) The sum of (i) Daily Simple SOFR and (ii) 0.10%; and
(b) The sum of (i) the alternate benchmark rate that has been selected by the Agent and the Company as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (ii) the related Benchmark Replacement Adjustment;
provided that, if the applicable Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.
“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earlier to occur of the following events with respect to any then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for

Exhibit 10.03
the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any then-current Benchmark for any currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Relevant Governmental Body for such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.24.

Exhibit 10.03
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrowers” means, collectively, the Company and the Subsidiaries of the Company designated as the Designated Subsidiaries from time to time.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
“Borrowing Minimum” means, in respect of Advances denominated in Dollars, $5,000,000 and, in respect of Advances denominated in Euros, €5,000,000.
“Borrowing Multiple” means, in respect of Advances denominated in Dollars, $1,000,000 and, in respect of Advances denominated in Euros, €1,000,000.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City and (a) if such day relates to any interest rate settings as to an Alternative Currency Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Advance, means a Business Day that is also a TARGET Day; and (b) if such day relates to any fundings, disbursements, settlements and payments in respect of an Alternative Currency Advance denominated in a currency other than Euro, or any other dealings in such currency to be carried out pursuant to this Agreement in respect of any such Alternative Currency Advance (other than interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Capitalized Lease” means all leases that have been or should be, in accordance with GAAP, as in effect on January 1, 2018, recorded as capitalized leases.
“Capitalized Lease Obligations” means all obligations of the Company and its Subsidiaries under or in respect of Capitalized Leases.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in the applicable currency or, if the Agent and each applicable Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer

Exhibit 10.03
Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change in Control” means (a) an event or series of events by which any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Company, a Subsidiary of the Company, or any employee benefit plan(s) sponsored by the Company or any Subsidiary of the Company, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 40% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors, or (b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Citibank” has the meaning specified in the preamble to this Agreement.
“Code” means the Internal Revenue Code of 1986.
“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.
“Commitment Date” has the meaning specified in Section 2.19(b).
“Commitment Increase” has the meaning specified in Section 2.19(a).
“Committed Currencies” means Euros.
“Communications” has the meaning specified in Section 9.02(d)(ii).
“Company” has the meaning specified in the preamble to this Agreement.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any Alternative Currency Daily Simple Rate, any Alternative Currency Term Rate, Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other

Exhibit 10.03
technical, administrative or operational matters) that the Agent, in consultation with the Company, decides may be appropriate to reflect the adoption and implementation of such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent, in consultation with the Company, decides is reasonably necessary in connection with the administration of this Agreement).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Confidential Information” has the meaning specified in Section 9.08.
“Consenting Lender” has the meaning specified in Section 2.20(b).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated EBT” means, for any period, the total revenues of the Company and its Subsidiaries for such period, after deducting therefrom the cost of goods sold and all operating expenses for such period, including research and development and sales, general and administrative costs and interest expense for such period, all determined in accordance with GAAP on a consolidated basis, excluding any non-cash mark-to-market adjustment (positive or negative) for pension or other post-retirement gains or expenses for such period.
“Consolidated EBITDA” means, for any period, the Consolidated EBT of the Company and its Subsidiaries for such period, plus (a) the following to the extent deducted in calculating such Consolidated EBT, but without duplication: (i) amounts deducted in arriving at such Consolidated EBT in respect of non-cash nonrecurring charges, (ii) depreciation and amortization allowances, including amortization of intangibles and organization costs, (iii) Consolidated Interest Expense for such period, (iv) other expenses or losses, including purchase accounting entries such as inventory adjustment to fair value, reducing such Consolidated EBT which do not represent a cash item in such period or any future period, (v) fees and expenses incurred in connection with any proposed or actual acquisitions, investments, asset sales or divestitures in each case that are expensed, including related non-recurring integration costs of the Company and its Subsidiaries for each such Qualified Acquisition, (vi) other unusual, non-recurring or one-time cash expenses, losses and charges in an amount not to exceed $75,000,000 in any four fiscal quarter period (but not more than $300,000,000 until the Termination Date), (vii) fees and expenses incurred in connection with the incurrence, prepayment, amendment, or refinancing of Indebtedness (including in connection with (i) the negotiation and documentation of this Agreement and any amendments or waivers thereof and (ii) the on-going compliance with this Agreement and the other Loan Documents) and (viii) stock-based compensation expense plus (b) reimbursement for losses incurred with respect to liability or casualty events or business interruption to the extent, without duplication (i) reimbursed to the Company or any of its Subsidiaries by third party insurance companies during such period or (ii) projected to be received no more than 12-months after the specified event or business interruption as reasonably projected and factually supported by the Company in good faith and to the extent not exceeding $250,000,000 for any period of 12-months (calculated on a pro forma basis as though such amounts had been received on the first day of such period) and minus (c) (i) amounts added in arriving at such Consolidated EBT in respect of cash nonrecurring

Exhibit 10.03
charges paid during such period and (ii) other gains or additions, including purchase accounting entries such as inventory adjustment to fair value, increasing such Consolidated EBT which do not represent a cash item in such period or any future period. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such period.
“Consolidated Funded Indebtedness” or “Indebtedness” of any Person means (a) the sum of, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Consolidated Funded Indebtedness of others referred to in clauses (i) through (iv) above secured by (or for which the holder of such Consolidated Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Consolidated Funded Indebtedness minus (b) the sum of, (i) cash and cash equivalents that are escrowed or otherwise set aside for the purpose of repayment of Consolidated Funded Indebtedness, all of the foregoing determined in accordance with GAAP, and (ii) indebtedness, if any, arising in connection with receivables securitization and factoring programs in an aggregate principal amount not to exceed $500,000,000 at the time outstanding (for purposes of this clause, the “principal amount” of a receivables securitization program shall mean the Invested Amounts).
“Consolidated Interest Expense” means, for any period, all interest charges (including amortization of debt discount and expense and the imputed interest component of Capitalized Lease Obligations properly chargeable to income during such period) for the Company and its Subsidiaries, on a consolidated basis, all determined in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Net Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ended on such date (taken as one accounting period).
“Consolidated Net Tangible Assets” means, at any particular time, Consolidated Tangible Assets at such time after deducting therefrom all current liabilities, except for (a) notes and loans payable and (b) current maturities of the principal component of Capitalized Lease Obligations, all as set forth on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP.
“Consolidated Tangible Assets” means, at any particular time, the aggregate amount of all assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, as set forth on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP.

Exhibit 10.03
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances denominated in Dollars of one Type into Advances of another Type pursuant to Section 2.09 or 2.10.
“Co-Sustainability Structuring Agents” means Citibank and Mizuho Bank, each in its capacity as sustainability structuring agent under this Agreement, or any successor sustainability structuring agent.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) zero. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means at any time, subject to Section 2.21(d), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to an Issuing Bank in respect of drawing under a Letter of Credit or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent, the Company or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be

Exhibit 10.03
satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Company, failed to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a governmental authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.21(d)) upon notification of such determination by the Agent to the Company, the Issuing Banks and the Lenders.
“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.
“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit F hereto signed by such Designated Subsidiary and the Company.
“Disclosed Litigation” has the meaning specified in Section 3.01(b).
“Disqualified Institution” means (a) entities that are reasonably determined by the Company to be competitors of the Company or its Subsidiaries and which are specifically identified by the Company to the Agent in writing and delivered in accordance with Section 9.02 prior to the Effective Date and (b) any other entity that is reasonably determined by the Company to be a competitor (or an Affiliate of a competitor) of the Company or its Subsidiaries and which is specifically identified in a written supplement to the DQ List, which supplement shall become effective three Business Days after delivery thereof to the Agent and the Lenders in accordance with Section 9.02; provided that “Disqualified Institution” shall exclude any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time in accordance with Section 9.02.
“Dollars” and the “$” sign each means lawful currency of the United States of America.

Exhibit 10.03
“Domestic Subsidiary” means any Subsidiary of the Company incorporated under the laws of the United States of America, any state thereof or the District of Columbia.
“DQ List” has the meaning specified in Section 9.07(e)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 9.07(e).
“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar written communication by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (b) circumstances forming the basis of any violation, or alleged violation of any Environmental Law.
“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of hazardous or toxic materials, or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of hazardous or toxic materials.
“Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at

Exhibit 10.03
the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC.
“ERISA Person” has the meaning set forth in Section 3(9) of ERISA for the term “person.”
“ERISA Plan” means (a) any Plan that (i) is not a Multiemployer Plan and (ii) has Unfunded Benefit Liabilities in excess of $1,000,000 and (b) any Plan that is a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR” has the meaning specified in the definition of “Alternative Currency Term Rate”.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.22(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning specified in the preliminary statement to this Agreement.
“Extension Date” has the meaning specified in Section 2.20(a).

Exhibit 10.03
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark for each currency provided for hereunder.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Exposure” means, at any time there is a Defaulting Lender and with respect to any Issuing Bank, such Defaulting Lender’s Ratable Share of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
“GAAP” means, subject to Section 1.03 and the definition of Capital Lease, United States generally accepted accounting principles as in effect as of the date of determination thereof.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Increase Date” has the meaning specified in Section 2.19(a).
“Increasing Lender” has the meaning specified in Section 2.19(b).

Exhibit 10.03
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under this Agreement or any Notes and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Lenders” has the meaning set forth in the preamble to this Agreement.
“Initial Issuing Banks” has the meaning set forth in the preamble to this Agreement.
“Interest Period” means, for each Term SOFR Rate Advance and Alternative Currency Term Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Term SOFR Rate Advance or Alternative Currency Term Rate Advance or the date of the Conversion of any Base Rate Advance into such Term SOFR Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Term SOFR Rate Advances or Alternative Currency Term Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, three or six months as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i) such Borrower may not select any Interest Period that ends after the Termination Date;
(ii) Interest Periods commencing on the same date for Term SOFR Rate Advances or Alternative Currency Term Rate Advance comprising part of the same Borrowing shall be of the same duration;
(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with any receivables securitization program and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.
“Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender that agrees to become an Issuing Bank, so long as such Eligible Assignee or other Lender expressly agrees to perform in accordance with their

Exhibit 10.03
terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Letter of Credit Commitment and Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or other Lender, as the case may be, shall have a Letter of Credit Commitment.
“KPI Metric A” means Scope 1 and Scope 2 greenhouse gas emissions (“GHG Emissions”) measured as specified in Schedule 2.23.
“KPI Metric A Applicable Margin Adjustment Amount” has the meaning specified in Schedule 2.23.
“KPI Metric A Applicable Commitment Fee Percentage Adjustment Amount” has the meaning specified in Schedule 2.23.
“KPI Metric B” means the amount of recycled plastic waste measured as specified in Schedule 2.23.
“KPI Metric B Applicable Margin Adjustment Amount” has the meaning specified in Schedule 2.23.
“KPI Metric B Applicable Commitment Fee Percentage Adjustment Amount” has the meaning specified in Schedule 2.23.
“KPI Metric C” means the percentage of women employees who work in professional or managerial roles measured as specified in Schedule 2.23.
“KPI Metric C Applicable Margin Adjustment Amount” has the meaning specified in Schedule 2.23.
“KPI Metric C Applicable Commitment Fee Percentage Adjustment Amount” has the meaning specified in Schedule 2.23.
“KPI Metrics” means, collectively, KPI Metric A, KPI Metric B and KPI Metric C (each a “KPI Metric”).
“KPI Metrics Auditor” means any independent global provider of environmental, social, and governance reporting assurance services designated by the Company from time to time that is reasonably acceptable to a Co-Sustainability Structuring Agent.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent for the benefit of the Issuing Banks, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

Exhibit 10.03
“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Advances made by an Issuing Bank in accordance with Section 2.04 that have not been funded by the Lenders and, in the case of any Letters of Credit denominated in Committed Currencies, shall be the Equivalent in Dollars of such amount, determined as of the third Business Day prior to such date.
“L/C Related Documents” has the meaning specified in Section 2.07(b)(i).
“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.19 or 2.20 and each Person that shall become a party hereto pursuant to Section 9.07.
“Letter of Credit” has the meaning specified in Section 2.01(b).
“Letter of Credit Agreement” has the meaning specified in Section 2.04(a).
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in (a) the Dollar amount set forth opposite the Issuing Bank's name on Schedule I hereto under the caption “Letter of Credit Commitment”, (b) if such Issuing Bank has become an Issuing Bank hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement, or (c) if such Issuing Bank has entered into one or more Assignment and Assumptions, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank's “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.
“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks' Letter of Credit Commitments at such time, (b) $250,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing.
“Loan Party” has the meaning specified in Section 9.17.
“Loan Documents” means this Agreement, including schedules and exhibits hereto, the Notes, if any, and any agreements entered into in connection herewith by the Company with or in favor of the Agent and/or the Lenders, including any amendments, modifications or supplements thereto or waivers thereof.

Exhibit 10.03
“Margin Stock” has the meaning provided such term in Regulation U.
“Material Adverse Effect” means a material adverse effect upon (a) the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform, or of the Agent or any of the Lenders to enforce, any of the Obligations.
“Material Subsidiary” means each Subsidiary of the Company which meets any of the following conditions: (a) the Company and its other Subsidiaries, investments in and advances to such Subsidiary exceed 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, (b) the Company's and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, or (c) the Company's and its other Subsidiaries' equity in the income from the continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles (excluding non-recurring items and special charges) of such Subsidiary exceeds 10% of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.
“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
“Moody's” means Moody's Investors Service Inc.
“Net Consolidated Funded Indebtedness” of any Person as of any date, means Consolidated Funded Indebtedness of such Person minus (but without duplication of cash and cash equivalents that are escrowed for the purpose of repayment of Consolidated Funded Indebtedness), cash and cash equivalents in excess of $200,000,000, all of the foregoing determined in accordance with GAAP on such date.
“Non-Consenting Lender” has the meaning specified in Section 2.20(b).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.
“Notice Date” has the meaning specified in Section 2.20(a).
“Notice of Issuance” has the meaning specified in Section 2.04(a).
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” means all amounts owing to the Agent or any Lender (whether a contingent obligation or otherwise) pursuant to the terms of this Agreement or any Note.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under,

Exhibit 10.03
received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or the Notes, or sold or assigned an interest in any Advance or this Agreement or the Notes).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Notes, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22(b)).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” has the meaning assigned to such term in clause (d) of Section 9.07.
“Participant Register” has the meaning assigned to such term in clause (d) of Section 9.07.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any employee benefit plan, covered by Title IV of ERISA, the funding requirements of which: (a) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof, (b) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or (c) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.
“Plan of Reorganization” has the meaning assigned to it in Section 9.02(e)(iii).
“Platform” has the meaning assigned to it in Section 9.02(d)(i).
“Potential Defaulting Lender” means, at any time, a Lender (i) as to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Agent or any Issuing Bank has in good faith determined and notified the Company and (in the

Exhibit 10.03
case of an Issuing Bank) the Agent that such Lender or its Parent Company or a Subsidiary thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that is made that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), an Issuing Bank, in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.
“Pricing Certificate” means a certificate substantially in the form of Exhibit G signed by a Responsible Officer of the Company attaching true and correct copies of the Sustainability Report for the immediately preceding fiscal year and setting forth each of the Sustainability Applicable Margin Adjustment and the Sustainability Applicable Commitment Fee Percentage Adjustment for the period covered thereby and computations in reasonable detail in respect thereof, setting forth the performance by the Company on each of the KPI Metrics for the period covered thereby and confirming that the KPI Metrics reported therein have been audited by the KPI Metrics Auditor.
“Pricing Certificate Inaccuracy” has the meaning assigned to such term in Section 2.23(d).
“Principal Property” means any manufacturing plant or manufacturing facility (in each case taken as a whole) which is (a) owned by the Company or any Principal Subsidiary, (b) located within the continental United States, and (c) in the opinion of the Board of Directors of the Company, material to the total business conducted by the Company and the Principal Subsidiaries taken as a whole.
“Principal Subsidiary” means any Subsidiary of the Company (a) substantially all the property of which is located within the continental United States and (b) which owns any Principal Property; provided that the term “Principal Subsidiary” shall not include any such Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing the Company's operations outside the continental United States of America.
“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Fee Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Commitment Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Commitment Fee Percentage”, as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin and the Applicable Commitment Fee Percentage shall be based upon the higher rating; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by

Exhibit 10.03
S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be. If the rating system of Moody’s or S&P shall change, or if any of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend the definition of Applicable Margin to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Qualified Acquisition” means any Acquisition by the Company or any Subsidiary, provided that the aggregate consideration therefor (including as consideration, without duplication, the aggregate principal amount of Indebtedness assumed or incurred by the Company or any Subsidiary, and the aggregate principal amount of Indebtedness of such Person repaid, prepaid or redeemed by the Company or any Subsidiary, in each case, in connection therewith) is at least $300,000,000.
“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).
“Recipient” means (a) Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Register” has the meaning specified in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” (a) with respect to a Benchmark Replacement in respect of Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iii) with respect to a Benchmark Replacement in respect of Advances denominated in any other currency (1) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Reportable Event” has the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Events as to which the provision of thirty days' notice to the PBGC is

Exhibit 10.03
waived under applicable regulations), or is the occurrence of any of the events described in Section 4062(e) or 4063(a) of ERISA.
“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Lender at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any Assistant Treasurer of the Company.
“Restricted Subsidiary” means, for purposes of Section 5.02(d) hereof, a wholly-owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (a) the business of financing; (b) the business of owning, buying, selling, leasing, dealing in or developing real property; or (c) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.
“Revaluation Date” means (a) with respect to any Advance, each of the following: (i) each date of a Borrowing of an Alternative Currency Advance, (ii) each date of a continuation of an Alternative Currency Term Rate Advance denominated in an Alternative Currency and (iii) such additional dates as the Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment under any Letter of Credit denominated in an Alternative Currency, and (iii) such additional dates as the Agent or an Issuing Bank shall determine or the Required Lenders shall require.
“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender's name on Schedule I hereto as such Lender's “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.19.
“S&P” means S&P Global Ratings.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

Exhibit 10.03
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU Member State or His Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is or whose government is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” means, with respect to SONIA, 0.1193% per annum.
“Spot Rate” for a currency means the rate determined by the Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if the Agent or such Issuing Bank does not have as of the applicable date of determination a spot buying rate for any such currency, the Agent or such Issuing Bank, as applicable, may (a) obtain such spot rate from another financial institution designated by the Agent or such Issuing Bank, (b) use a rate of exchange published by any reputable third party (which shall be by reference to the rate published by such third party on the Business Day immediately preceding the applicable date of determination) or (c) use such other method for determining such spot rate as the Agent or such Issuing Bank deems appropriate in its reasonable discretion; provided, further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Exhibit 10.03
“Sterling” means the lawful currency of the United Kingdom.
“Subsidiary” means, with respect to any Person, any corporation or other entity in which such Person has ownership or control sufficient under GAAP to require such corporation or entity to be consolidated with such Person for financial reporting purposes.
“Sustainability Applicable Commitment Fee Percentage Adjustment” has the meaning specified in Schedule 2.23.
“Sustainability Applicable Margin Adjustment” has the meaning specified in Schedule 2.23.
“Sustainability Pricing Adjustment Date” has the meaning specified in Section 2.23(a).
“Sustainability Report” means a report that sets forth the calculations for any KPI Metric for a specific calendar year, which may take the form of a non-financial disclosure of the Company’s performance of one or more KPI Metrics by the Company published on an Internet or intranet website to which each Lender, the Agent and the Co-Sustainability Structuring Agents have been granted access. Such Sustainability Report shall be either (i) audited by the KPI Metrics Auditor or (ii) made available to the public.
“Sustainability Table” means the Sustainability Table attached hereto as Schedule 2.23.
“Target A” means, with respect to any fiscal year, the Target A relating to KPI Metric A for such fiscal year as set forth in the Sustainability Table.
“Target B” means, with respect to any fiscal year, the Target B relating to KPI Metric B for such fiscal year as set forth in the Sustainability Table.
“Target C” means, with respect to any fiscal year, the Target C relating to KPI Metric C for such fiscal year as set forth in the Sustainability Table. (together with Target A and Target B, the “Targets”).
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a Term Rate Advance, the sum of 0.10% plus the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR

Exhibit 10.03
Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Advance on any day, the sum of 0.10% plus the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than zero, then Term SOFR shall be deemed to be zero.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(ii).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earlier of (a) February 14, 2029, subject to the extension thereof pursuant to Section 2.20 (or, if such day is not a Business Day, the next preceding Business Day) and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“Termination Event” means (a) a Reportable Event, or (b) the initiation of any action by the Company, any member of the Company's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (c) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA plan, except, in any such case, where the result thereof could not reasonably be expected to have a Material Adverse Effect.

Exhibit 10.03
“Threshold A” means, with respect to any fiscal year, the Threshold A relating to KPI Metric A for such fiscal year as set forth in the Sustainability Table.
“Threshold B” means, with respect to any fiscal year, the Threshold B relating to KPI Metric B for such fiscal year as set forth in the Sustainability Table.
“Threshold C” means, with respect to any fiscal year, the Threshold C relating to KPI Metric C for such fiscal year as set forth in the Sustainability Table (together with Threshold A, Threshold B, the “Thresholds” and, together with the KPI Metrics and Targets, the “Sustainability Performance Targets”).
“Trade Date” has the meaning specified in Section 9.02(e).
“True-Up Amount” has the meaning specified in Section 2.23(d).
“Type” means, as to any Advance, its nature as a Base Rate Advance, a Term SOFR Rate Advance, an Alternative Currency Daily Rate Advance or an Alternative Currency Term Rate Advance.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Benefit Liabilities” means with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16), of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of the interest rate and other assumptions used to determine the current liabilities of the Plan as required under Code Section 430.
“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.
“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender's Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Lender and outstanding at such time.

Exhibit 10.03
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(g).
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withholding Agent” means the Borrowers and the Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of 366 days, and (ii) otherwise, to a year of 365 days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Exhibit 10.03
SECTION 1.03 Accounting Terms.
(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Company to the Lenders pursuant to Sections 5.01(a)(i) and 5.01(a)(ii) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b) If the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.04 Exchange Rates; Currency Equivalents.
(a) The Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Equivalent amounts of Advances denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of this Agreement shall be such Equivalent amount as so determined by the Agent or the applicable Issuing Bank, as applicable; provided that no Default shall arise as a result of any limitation set forth in Dollars in Section 5.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times the Indebtedness or obligations secured by Liens were initially consummated or acquired in reliance on the exceptions under Section 5.02.
(b) Wherever in this Agreement in connection with an Advance, the conversion, continuation or prepayment of an Alternative Currency Term Rate Advance, or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance, Alternative Currency Term Rate Advance or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the applicable Issuing Bank, as applicable.
SECTION 1.05 Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Exhibit 10.03
SECTION 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.08 Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate or any other Benchmark, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service).
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01 The Advances and Letters of Credit.
(a) The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars or any Alternative Currency to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount (based in respect of any Advances to be denominated in an Alternative Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender's Unused Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender's Revolving Credit

Exhibit 10.03
Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).
(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions set forth in any Letter of Credit Agreement and hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue stand-by letters of credit (each, a “Letter of Credit”) denominated in Dollars or any Alternative Currency for the account of any Borrower from time to time on any Business Day during the period from the Effective Date until thirty days before the Termination Date in an aggregate Available Amount (based in respect of any Letter of Credit to be denominated in an Alternative Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Issuing Bank shall be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any applicable law, any order, judgment or decree of a Governmental Authority or a policy or procedure of such Issuing Bank. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than ten Business Days before the earliest Termination Date for which the aggregate Commitments of the Lenders (after giving effect to any extensions of the Termination Date pursuant to Section 2.20) are not equal to or greater than the aggregate Available Amount of all Letters of Credit. Within the limits referred to above, any Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.04, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.
SECTION 2.02 Making the Advances.
(a) Except as otherwise provided in Section 2.04(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Term SOFR Rate Advances, (y) 11:00 A.M. (New York City time) on the fourth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Alternative Currency Advances or (z) 1:00 P.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by any Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be made in writing or by electronic mail, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Term SOFR Rate Advances or Alternative Currency Term Rate Advances, initial Interest Period and currency for each such Advance. Each Lender shall, before (x) 3:00 P.M. (New York City time), in the case of Borrowings denominated in Dollars, and (y) before 10:00 A.M. New York City time), in the case of Borrowings denominated in Committed Currencies, on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable

Exhibit 10.03
conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Borrowing at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.
(b) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Term SOFR Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Term SOFR Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Term SOFR Rate Advances and Alternative Currency Term Rate Advances may not be outstanding as part of more than six separate Borrowings.
(c) Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term SOFR Rate Advances or Alternative Currency Term Rate Advances, the Borrower requesting such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.
(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
(f) Each Lender at its option may make any Advances by causing any domestic or foreign branch or Affiliate of such Lender to make such Advances; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Advances in accordance with the terms of this Agreement.
SECTION 2.03 Additional Alternative Currencies.

Exhibit 10.03
(a) The Company may from time to time request that Advances be made and/or Letters of Credit be issued, in each case in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars in the international interbank market available to the Lenders and as to which a Dollar Equivalent may be readily calculated. In the case of any such request with respect to the making of Advances, such request shall be subject to the approval of the Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and the Issuing Banks.
(b) Any such request shall be made to the Agent not later than 1:00 p.m., twenty Business Days prior to the date of the desired Advance (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Banks, in its or their sole discretion). In the case of any such request pertaining to Advances, the Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify the Issuing Banks thereof. Each Lender (in the case of any such request pertaining to Advances) or each Issuing Bank (in the case of a request pertaining to Letters of Credit), shall notify the Agent, not later than 11:00 p.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Advances or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c) Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in Section 2.03(b) shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Advances to be made or Letters of Credit to be issued in such requested currency. If the Agent and all the Lenders consent to making Advances in such requested currency and the Agent and the Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Agent shall so notify the Company and (i) the Agent and the Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency, and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Advance. If the Agent and the Issuing Banks consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Letter of Credit issuances. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 2.03, the Agent shall promptly so notify the Company.
SECTION 2.04 Issuance of and Drawings and Reimbursement Under Letters of Credit.
(a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by telecopier. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or, if agreed to by the applicable Issuing Bank, by e-mail, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount and currency of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than one year after the date of issuance thereof; provided that any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the

Exhibit 10.03
foregoing requirement if the Issuing Bank has the unconditional right to prevent any such automatic extension which extends beyond the Termination Date from taking place and each Issuing Bank hereby agrees to exercise such right to prevent any such automatic extension for each Letter of Credit outstanding after the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the applicable Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the applicable Borrower at such Issuing Bank’s office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall directly conflict with this Agreement, the provisions of this Agreement shall govern, it being the intention of the parties that any Letter of Credit Agreement shall supplement this Agreement.
(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender's Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender's Ratable Share of the Available Amount of such Letter of Credit at each time such Lender's Revolving Credit Commitment is amended pursuant to the operation of Section 2.19 or 2.20, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.
(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall, in the case of a Dollar denominated Letter of Credit be a Base Rate Advance in the amount of such draft or, in the case of a Letter of Credit denominated in an Alternative Currency, shall be a Base Rate Advance in the Equivalent of the amount of such draft. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by the Agent, each Lender shall pay to the Agent such Lender's Ratable Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent's Account, in Same Day Funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made

Exhibit 10.03
without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent for the account of the applicable Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. Promptly after receipt thereof the Agent shall transfer such funds to the applicable Issuing Bank. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent on the fifth Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.
(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.04(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.
SECTION 2.05 Fees.
(a) Commitment Fee. The Company agrees to pay to the Agent for the account of each Lender a commitment fee on the amount equal to such Lender's Revolving Credit Commitment minus the sum of (i) the aggregate principal amount of all Advances made by such Lender and (ii) such Lender’s Ratable Share of all outstanding Letters of Credit (based in respect of any Advances and Letters of Credit denominated in an Alternative Currency by reference to the Equivalent thereof in Dollars determined on the Business Day prior to the calculation of such fee), from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Commitment Fee Percentage in effect from time to time, payable in arrears quarterly on the last day of each of March, June, September and December, commencing March 31, 2024, and on the Termination Date applicable to such Lender, provided that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b) Letter of Credit Fees.
(i) Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender's Ratable Share of the average daily aggregate Available Amount of all Letters of Credit (based in respect of any Letters of Credit denominated in an

Exhibit 10.03
Alternative Currency by reference to the Equivalent thereof in Dollars the Business Day prior to the calculation of such fee) issued for the account of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Term SOFR Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended March 31, 2024, and on the Termination Date applicable to each Lender; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if such Borrower is required to pay default interest pursuant to Section 2.08(b); provided, further, that (i) to the extent that all or a portion of the Fronting Exposure in respect of any Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.21(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (ii) to the extent that all or any portion of such Fronting Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the respective Issuing Banks ratably according to the outstanding Letters of Credit issued by each Issuing Bank.
(ii) Each Borrower shall pay to each Issuing Bank, for its own account, a fronting fee of 0.125% per annum of the Available Amount of each Letter of Credit issued by it payable in arrears quarterly on the last day of each March, June, September and December, and such transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree in any applicable Letter of Credit Agreement or otherwise.
(c) Agent's Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
SECTION 2.06 Optional Termination or Reduction of the Commitments. The Company shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
SECTION 2.07 Repayment of Advances.
(a) Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances made to it and then outstanding.
(b) The obligations of the Borrowers under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by any Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):
(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

Exhibit 10.03
(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of a Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii) the existence of any claim, set-off, defense or other right that a Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of a Borrower in respect of the L/C Related Documents; or
(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, a Borrower or a guarantor.
SECTION 2.08 Interest on Advances.
(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii) Term SOFR Rate Advances. During such periods as such Advance is a Term SOFR Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term SOFR Rate Advance shall be Converted or paid in full.
(iii) Alternative Currency Daily Rate Advances. During such periods as such Advance is an Alternative Currency Daily Rate Advance, a rate per annum equal at all time to the sum of (x) the Alternative Currency Daily Rate in effect from time to

Exhibit 10.03
time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Alternative Currency Daily Rate Advance shall be Converted or paid in full.
(iv) Alternative Currency Term Rate Advances. During such periods as such Advance is an Alternative Currency Term Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x)  the Alternative Currency Term Rate for such Interest Period plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Alternative Currency Term Rate Advance shall be Converted or paid in full.
(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following the acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable whether or not previously required by the Agent.
SECTION 2.09 Interest Rate Determination.
(a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii).
(b) If, with respect to any Term SOFR Rate Advances or Alternative Currency Advances (i) the Required Lenders notify the Agent that (A) if applicable for an Alternative Currency, deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period or determination date(s), as applicable to such Alternative Currency Advance or (B) the Term SOFR Rate or Alternative Currency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Term SOFR Rate Advances or Alternative Currency Rate for such Interest Period or (ii) the Agent determines the interest rate applicable to Term SOFR Rate Advances or Alternative Currency Advances is not ascertainable or available (including, without limitation, because the applicable Bloomberg screen (or on any successor or substitute page on such screen) is unavailable), the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Borrower of such Term SOFR Rate Advances or Alternative Currency Advances will, on the last day of the then existing Interest Period therefor, (1) if such Advances are Term SOFR Rate Advances, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Advances are Alternate Currency Advances, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Term SOFR Rate Advances or Alternative Currency Advances shall be suspended until the Agent shall

Exhibit 10.03
notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
(c) If any Borrower shall fail to select the duration of any Interest Period for any Term SOFR Rate Advances or Alternative Currency Term Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Advances are Term SOFR Rate Advances, Convert into Base Rate Advances and (ii) if such Advances Alternative Currency Advances, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.
(d) On the date on which the aggregate unpaid principal amount of Term SOFR Rate Advances or Alternative Currency Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically (i) if such Advances are Term SOFR Rate Advances, Convert into Base Rate Advances and (ii) if such Advances are Alternative Currency Rate Advances, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.
(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Term SOFR Rate Advance and Alternative Currency Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Advances are Term SOFR Rate Advances, be Converted into Base Rate Advances and (B) if Advances are Alternative Currency Advances, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make Term SOFR Rate Advances or Alternative Currency Advances, or to Convert Advances into Term SOFR Rate Advances, shall be suspended.
SECTION 2.10 Optional Conversion of Advances. The Borrower of any Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Advances denominated in Dollars of one Type comprising the same Borrowing made to such Borrower into Advances denominated in Dollars of another Type; provided, however, that any Conversion of Term SOFR Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Term SOFR Rate Advances, any Conversion of Base Rate Advances into Term SOFR Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Term SOFR Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.
SECTION 2.11 Prepayments of Advances.
(a) Optional. Each Borrower may, upon notice at least two U.S. Government Securities Business Days' prior to the date of such prepayment, in the case of Term SOFR Rate Advances or Alternative Currency Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to such Borrower in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that

Exhibit 10.03
(x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Term SOFR Rate Advance or Alternative Currency Term Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(b) Mandatory.
(i) If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Alternative Currencies plus the aggregate Available Amount of all Letters of Credit denominated in Alternative Currencies then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the Company has Cash Collateralized Letters of Credit in accordance with Section 2.21(a), the Available Amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such cash collateral. The Agent shall perform the calculations to determine whether a prepayment is required under this Section 2.11(b) upon the request of any Lender, and shall give prompt notice of any prepayment required under this Section 2.11(b)(i) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.
(ii) Each prepayment made pursuant to this Section 2.11(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Term SOFR Rate Advance or an Alternative Currency Term Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Company and the Lenders.
SECTION 2.12 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this

Exhibit 10.03
Agreement or Advances made by such Lender or any Letter of Credit or participation in any such Advance or Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, Converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Company will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error. The Company shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty days after receipt thereof.
(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.13 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Term SOFR Rate Advances or Alternative

Exhibit 10.03
Currency Advances in Dollars or any Alternative Currency or to fund or maintain Term SOFR Rate Advances or Alternative Currency Advances hereunder, (a) each Term SOFR Rate Advance or Alternative Currency Rate will automatically, upon such demand (i) if such Advance is a Term SOFR Rate Advance, be Converted into a Base Rate Advance and (ii) if such Advance is an Alternative Currency Rate, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Term SOFR Rate Advances or Alternative Currency Rate Advances or to Convert Advances into Term SOFR Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.14 Payments and Computations.
(a) Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in an Alternative Currency), irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in an Alternative Currency, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (at the Payment Office for such Committed Currency) on the day when due in such Alternative Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(c), 2.05(b)(ii), 2.05(c), 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.19 or an extension of the Termination Date pursuant to Section 2.20, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b) All computations of interest based on the Base Rate (other than as calculated by reference to clauses (b) or (c) of the definition of Base Rate) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on Term SOFR, EURIBOR or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Alternative Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of

Exhibit 10.03
payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term SOFR Rate Advances or Alternative Currency Term Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such (x) Borrower shall not have so made such payment in full to the Agent or (y) the Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed)) each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Alternative Currencies.
SECTION 2.15 Taxes.
(a) Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank.
(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of a Borrower under this Agreement or the Notes shall be made, without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c) Payment of Other Taxes by Borrower. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d) Indemnification by Borrower. The applicable Borrower shall indemnify each Recipient, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A reasonably detailed certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within thirty days after demand therefor, for (i) any Indemnified Taxes attributable to

Exhibit 10.03
such Lender (but only to the extent that the applicable Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of such Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with this Agreement or the Notes, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or the Notes or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).
(f) Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section, such Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g) Status of Lenders.
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or the Notes shall deliver to a Borrower and the Agent, at the time or times reasonably requested by the applicable Borrower or the Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,
(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), whichever of the following is applicable:

Exhibit 10.03
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) executed copies of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Agent as may be necessary for such Borrower and the Agent to comply with their obligations under FATCA, and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Exhibit 10.03
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Agent in writing of its legal inability to do so.
(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made and additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the Notes.
SECTION 2.16 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/

Exhibit 10.03
C Obligations to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim, subject to Section 9.05, with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
SECTION 2.17 Evidence of Debt.
(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.
(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender's share thereof.
(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
SECTION 2.18 Use of Proceeds. The proceeds of the Advances and the Letters of Credit issued hereunder shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Company and its Subsidiaries, including without limitation acquisitions. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or indirectly use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, in each case except to the extent permissible for a Person required to comply with Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Exhibit 10.03
SECTION 2.19 Increase in the Aggregate Commitments.
(a) The Company may, at any time, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $50,000,000 or an integral multiple of $50,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $2,000,000,000 and (ii) on the Increase Date, the applicable conditions set forth in Article III shall be satisfied.
(b) The Agent shall promptly notify the Lenders and such Eligible Assignees as are identified by the Company of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders and such Eligible Assignees wishing to participate in the Commitment Increase must commit to such Commitment Increase (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.
(c) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount allocated to such Lender as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
(i) (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D hereto;
(ii) an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and
(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Company and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by e-mail, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and held on a pro rata basis by the Lenders in accordance with their Ratable Shares).

Exhibit 10.03
SECTION 2.20 Extension of Termination Date.
(a) The Company, by written notice to the Agent (but not more than twice), may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration to be effective as of the date specified in such notice (the “Extension Date”). The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than fifteen days subsequent to the date the Company requests such extension (the “Notice Date”), notify the Company and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Company in writing of its consent to any such request for extension of the Termination Date at least fifteen days subsequent to the Notice Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Company not later than fifteen days subsequent to the Notice Date of the decision of the Lenders regarding the Company's request for an extension of the Termination Date.
(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.20, the Termination Date in effect at such time shall, effective as at the Extension Date, be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.20, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.20, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.20 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.20 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender's rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date and provided, further, that to the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.20 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.20 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender, and such Non-Consenting Lender's obligations to participate in Letters of Credit, shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date.
(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.20, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than twenty days subsequent to the Notice Date of the amount of the Non-Consenting Lenders' Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Company and the Agent effective as of the Extension Date. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Company may arrange for one or more Consenting Lenders or Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender's Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense

Exhibit 10.03
to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $25,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $25,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;
(ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.07(a) for such assignment shall have been paid;
provided further that such Non-Consenting Lender's rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.20 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.
(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.20) (i) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) and (ii) the extended Termination Date of any Lender is not later than five years after any date of determination, not later than one Business Day prior to such Extension Date, the Agent shall so notify the Company, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.20, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.
(e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.15 or 9.01 to the contrary.

Exhibit 10.03
SECTION 2.21 Defaulting Lenders.
(a) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:
(i) so long as no Default has occurred and is continuing, all or any part of each Defaulting Lender’s ratable share of the Available Amount of outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all Non-Defaulting Lenders’ Commitments and, after giving effect thereto with respect to each Non-Defaulting Lender, the sum of the Advances, participations in Letters of Credit (including any Advances made by an Issuing bank pursuant to Section 2.04(c) that have not been ratably funded by the Lenders and outstanding at such time) does not exceed such Non-Defaulting Lender’s Commitment, provided subject to Section 9.20, that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following written notice by any Issuing Bank, Cash Collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to such Issuing Bank; provided that, so long as no Default shall be continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Available Amount of outstanding Letters of Credit among Non-Defaulting Lenders in accordance with clause (i) above, (B) the termination of the Defaulting Lender status of the applicable Lender or (C) such Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);
(iii) if the Ratable Shares of Letters of Credit of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.21(a), then the fees payable to the Lenders pursuant to Section 2.05(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares of Letters of Credit;
(iv) if any Defaulting Lender’s Ratable Share of Letters of Credit is neither Cash Collateralized nor reallocated pursuant to this Section 2.21(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit fees payable under Section 2.05(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit is Cash Collateralized and/or reallocated; and

Exhibit 10.03
(v) to the extent that the Available Amount of any outstanding Letter of Credit is Cash Collateralized by the Borrowers pursuant to this Section 2.21, the Borrowers shall not be required to pay any commission otherwise payable pursuant to Section 2.05(b)(i) on that portion of the Available Amount that is so Cash Collateralized.
(b) So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(a)(i) (and Defaulting Lenders shall not participate therein).
(c) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to any other rights and remedies which the Borrowers, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.
(d) If the Borrowers, the Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Share (without giving effect to Section 2.22(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(e) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees, Letter of Credit commissions or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be reasonably determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, if so reasonably determined by the Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; fifth, if so reasonably determined by the Agent and the Borrowers, to be held in the L/C Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to

Exhibit 10.03
the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders and Potential Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
SECTION 2.22 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires any Borrower to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12 or any Borrower is required to pay any Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22(a), (ii) any Lender is a Defaulting Lender or (iii) any Lender does not approve any consent, waiver or amendment that (A) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (B) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(A) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;
(B) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

Exhibit 10.03
(C) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;
(D) such assignment does not conflict with Applicable Law; and
(E) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
SECTION 2.23 Sustainability Adjustment.
(a) Following the date on which the Company provides a Pricing Certificate in respect of the most recently ended fiscal year for each fiscal year of the Company until (and including) the fiscal year ended December 31, 2026, (i) the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Applicable Margin Adjustment as set forth in such Pricing Certificate and (ii) the Applicable Commitment Fee Percentage shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Applicable Commitment Fee Percentage Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) each of the Sustainability Applicable Margin Adjustment and the Sustainability Applicable Commitment Fee Percentage Adjustment shall be determined as of the fifth Business Day following receipt by the Agent of a Pricing Certificate delivered pursuant to Section 5.01(a)(vii) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Applicable Margin Adjustment and the Sustainability Applicable Commitment Fee Percentage Adjustment calculations, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Margin and the Applicable Commitment Fee Percentage resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 5.01(a)(vii), it being understood that no Sustainability Applicable Margin Adjustment or Sustainability Applicable Commitment Fee Percentage Adjustment shall be in effect after December 31, 2028). From January 1, 2029, the Company and its Subsidiaries shall not publish any materials or statements (including on any website, in the financial statements or annual reports, or in any press release or public announcement) which refer to this Agreement being sustainability-linked or words having similar effect.
(b) For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any fiscal year. It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than the Applicable Margin Range Amount and the Applicable Commitment Fee Percentage will never be reduced or increased by more than the Applicable Commitment Fee Percentage Range Amount, in each case pursuant to the Sustainability Applicable Margin Adjustment or the Sustainability Applicable Commitment Fee Percentage Adjustment, as applicable, from the Applicable Margin and Applicable Commitment Fee Percentage that would have applied in the absence of such adjustments during any fiscal year. For the avoidance of doubt, any adjustment to the Applicable Margin or Applicable Commitment Fee Percentage by reason of meeting one or several KPI Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on

Exhibit 10.03
which the next Pricing Certificate is delivered or required to be delivered pursuant to Section 5.01(a)(vii).
(c) It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Company within the period set forth in Section 5.01(a)(vii), the Sustainability Applicable Margin Adjustment will be the positive Applicable Margin Range Amount and the Sustainability Applicable Commitment Fee Percentage Adjustment will be the positive Applicable Commitment Fee Percentage Range Amount commencing on the last day such Pricing Certificate was required to have been delivered pursuant to Section 5.01(a)(vii) and continuing until the Company delivers a Pricing Certificate for the applicable fiscal year to the Agent.
(d) If (i) the Company or any Lender becomes aware of any material inaccuracy in the Sustainability Applicable Margin Adjustment, the Sustainability Applicable Commitment Fee Percentage Adjustment or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and the Company or such Lender delivers, not later than ten Business Days after obtaining knowledge thereof, a written notice to the Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Company), or (ii) the Company and the Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, then, in each case, as applicable, (A) if a proper calculation of the Sustainability Applicable Margin Adjustment, the Sustainability Applicable Commitment Fee Percentage Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Margin and the Applicable Commitment Fee Percentage for such period, the Company shall be obligated to pay to the Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Company under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Agent, any Lender or any L/C Issuer), but in any event within ten Business Days after the Company has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (x) the amount of interest and fees that should have been paid for such period over (y) the amount of interest and fees actually paid for such period (the “True-Up Amount”) and (B) if the Company becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Applicable Margin Adjustment, the Sustainability Applicable Commitment Fee Percentage Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Margin and the Applicable Commitment Fee Percentage for any period, then, upon receipt by the Agent of notice from the Company of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Applicable Margin Adjustment, the Sustainability Applicable Commitment Fee Percentage Adjustment or the KPI Metrics, as applicable), commencing on the first Business Day following receipt by the Agent of such notice, the Applicable Margin and the Applicable Commitment Fee Percentage shall be adjusted to reflect the corrected calculations of the Sustainability Applicable Margin Adjustment, the Sustainability Applicable Commitment Fee Percentage Adjustment or the KPI Metrics, as applicable.
It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default, so long as the Company complies with the terms of this Section 2.23(d). Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under any Debtor Relief Law, (i) any additional amounts required to be paid pursuant the immediate preceding paragraph shall not be due and payable until a written demand is made for such payment by the Agent in accordance with such paragraph, (ii) any nonpayment of such additional amounts prior to such demand for payment by Agent shall not constitute a Default (whether

Exhibit 10.03
retroactively or otherwise), and (iii) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the Default Interest prior to such a demand. In the event the Company fails to comply with the terms of this Section 2.23(d), the Lenders’ sole recourse with respect to such non-compliance shall be limited to the True-Up Amount.
(e) Each party hereto hereby agrees that neither the Agent nor the Co-Sustainability Structuring Agents shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Company of any Sustainability Applicable Margin Adjustment or any Sustainability Applicable Commitment Fee Percentage Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Agent may rely conclusively on any such certificate, without further inquiry).
SECTION 2.24 Benchmark Replacement Setting.
(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis. Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Agent.
(b) Benchmark Replacement Conforming Changes. In connection with the use or administration of Term SOFR or the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Company and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Agent as set forth in this Section titled “Benchmark Replacement Setting” may be provided, at the option of the Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take

Exhibit 10.03
or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.24.
(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate or EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e) Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Company may revoke any pending request for a Borrowing of, conversion to or continuation of Term Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances in the amount of the Dollar Equivalent thereof. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01 Conditions Precedent to Effectiveness of Amendment and Restatement. This amendment and restatement of the Existing Credit Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a) There shall have occurred no material adverse change in the operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, since December 31, 2022.
(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(d) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(d) hereto.

Exhibit 10.03
(c) [Reserved].
(d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
(e) The Company shall have notified the Agent in writing as to the proposed Effective Date.
(f) The Company shall have paid all reasonable and documented out-of-pocket accrued fees and expenses of the Agent and the Lenders (including the reasonable and documented accrued fees and expenses of external counsel to the Agent and the outstanding principal of the advances, accrued interest thereon, accrued fees and all other amounts payable under the Existing Credit Agreement); provided, however, that the expenses of legal counsel shall be limited to one law firm identified by the Agent (and if necessary, one local counsel identified by the Agent in any relevant material jurisdiction).
(g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:
(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date in all material respects (or, with respect to representations and warranties that contain a materiality qualification, are correct in all respects) as of such date, and
(ii) No event has occurred and is continuing that constitutes a Default.
(h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance reasonably satisfactory to the Agent:
(i) The Notes made by the Company to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.
(ii) Certified copies of the resolutions of the Board of Directors (or equivalent body) of the Company approving this Agreement and the Notes to be delivered by it, and of its by-laws and certificate of incorporation, together with all amendments thereto, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.
(iii) A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered by it hereunder.
(iv) A favorable opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Borrowers, in form and substance reasonably satisfactory to the Agent.
(i) The Agent shall have received on or before the Effective Date (i) a counterpart of this Agreement signed on behalf of each party hereto and (ii) a copy of a good

Exhibit 10.03
standing certificate issued by the Secretary of State of the jurisdiction of the Borrower’s jurisdiction of incorporation.
(j) The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, requested at least three Business Days prior to the Effective Date.
SECTION 3.02 Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date:
(a) The Notes of such Designated Subsidiary to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.
(b) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(c) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the Notes to be delivered by it and the other documents to be delivered by it hereunder.
(d) A certificate signed by a duly authorized officer of the Company, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and the Notes to be delivered by it and to perform its obligations hereunder and thereunder.
(e) A Designation Agreement duly executed by such Designated Subsidiary and the Company.
(f) Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the form of Exhibit D hereto, and as to such other customary matters as any Lender through the Agent may reasonably request.
(g) In the case of a Designated Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification with respect to such Designated Subsidiary; and
(h) Such other approvals, opinions or documents as any Lender, through the Agent may reasonably request.
SECTION 3.03 Conditions Precedent to Each Borrowing, Issuance, Increase Date and Commitment Extension. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.04(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit (or to amend an existing Letter of Credit to increase the Available Amount thereof), each Commitment Increase and each extension of Commitments pursuant to Section 2.20 shall be subject to the

Exhibit 10.03
conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance (or amendment to increase Available Amount), the applicable Increase Date or the applicable Extension Date, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for amendment to increase Available Amount, request for Commitment Increase, request for Commitment extension and the acceptance by any Borrower of the proceeds of such Borrowing or Letter of Credit shall constitute a representation and warranty by such Borrower and the Company that on the date of such Borrowing, date of such issuance (or amendment to increase Available Amount), such Increase Date or such Extension Date such statements are true):
(i) the representations and warranties contained in Section 4.01 (except, in the case of Borrowings, the representations set forth in subsections (d), (f) and (m) thereof) and, in the case of any Borrowing made to a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are correct in all material respects (or, with respect to representations and warranties that contain a materiality qualification, are true and correct in all respects) as of such date on and as of such date, before and after giving effect to such Borrowing or issuance (or amendment to increase Available Amount) and to the application of the proceeds therefrom or such Increase Date or Extension Date, as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties that contain a materiality qualification, are true and correct in all respects) as of such earlier date, and
(ii) no event has occurred and is continuing, or would result from such Borrowing or issuance (or amendment to increase Available Amount) or to the application of the proceeds therefrom or such Increase Date or Extension Date, that constitutes a Default.
SECTION 3.04 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Agent, designates as the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01 Representations and Warranties of the Company. The Company represents and warrants as follows:
(a) Corporate Status. The Company and each Domestic Subsidiary (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction (other than the jurisdiction of its incorporation) in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except,

Exhibit 10.03
in each case related to a Domestic Subsidiary and in the case of clause (iii) related to the Company, where such failure, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(b) Corporate Power and Authority. The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Notes to be delivered by it and has taken all necessary corporate action to authorize the execution, delivery and performance by the Company of this Agreement and such Notes. The Company has duly executed and delivered this Agreement, and this Agreement and each Note to be delivered by it constitutes, its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
(c) No Violation. Neither the execution, delivery or performance by the Company of this Agreement and the Notes to be delivered by it, nor compliance by it with the terms and provisions thereof nor the consummation of the financing transactions contemplated thereby, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of the Company, except in each case referred to in clause (i) or (ii), to the extent that such contravention, conflict, inconsistency, breach, default, Lien, or violation would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d) Litigation. Except as set forth in Schedule 4.01(d) or as specifically disclosed in the Company’s Annual Report on Form 10-K and any other filings with the SEC prior to the date hereof, there are no actions, suits or proceedings, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Company, threatened which, individually or in the aggregate, may reasonably be expected to result in a Material Adverse Effect and no material adverse change has occurred with respect to any of the matters set forth in Schedule 4.01(d) that would reasonably be expected to result in a Material Adverse Effect.
(e) Financial Statements; Financial Condition; etc. The audited consolidated financial statements of the Company and its Consolidated Subsidiaries as at December 31, 2022, heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles consistently applied and fairly present, in all material respects, the consolidated financial condition and the results of operations of the entities covered thereby on the date and for the period covered thereby, except as disclosed in the notes thereto.
(f) Material Adverse Change. Since December 31, 2022, there has not occurred and there does not exist any event, act, condition or liability which has had, or may reasonably be expected to have, a Material Adverse Effect.
(g) Use of Proceeds; Margin Regulations. All proceeds of each Advance will be used by the Borrowers only in accordance with the provisions of Section 2.18. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X.

Exhibit 10.03
(h) Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required for the due execution, delivery and performance of this Agreement or the Notes or the consummation of any of the transactions contemplated thereby.
(i) Tax Returns and Payments. The Company and each of its Subsidiaries has filed all tax returns required to be filed by it and has paid all taxes shown on such returns and assessments payable by it which have become due, other than those (i) not yet delinquent or those that are in the aggregate adequately reserved against in accordance with generally accepted accounting principles which are being diligently contested in good faith by appropriate proceedings or (ii) where any failure thereof would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 4.01(i), there are and will be no tax-sharing or similar arrangements with any Person (other than the Company and its Subsidiaries).
(j) [Reserved].
(k) Investment Company Act. Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or (ii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
(l) True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company by a Responsible Officer in writing to the Agent or any Lender on or prior to the Effective Date, for purposes of or in connection with this Agreement or any of the transactions contemplated hereby is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company by a Responsible Officer in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time. As of the Effective Date, there are no facts, events, conditions or liabilities known to the Company which, individually or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect.
(m) [Reserved].
(n) [Reserved].
(o) No Default. The Company is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which may reasonably be expected to result in a Material Adverse Effect. No Default exists.
(p) [Reserved].
(q) Compliance With Law. The Company and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees including, without limitation, ERISA and Environmental Laws, other than (a) such requirements of law, rules, statutes, decrees or restrictions being contested in good faith by appropriate proceedings diligently conducted and (b) except where such non-compliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.

Exhibit 10.03
(r) Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures that are reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Company its agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
ARTICLE V

COVENANTS OF THE COMPANY
SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:
(a) Information Covenants. The Company shall furnish to the Agent (for delivery to each Lender):
(i) Quarterly Financial Statements. Within sixty days after the close of each quarterly accounting period in each fiscal year of the Company (other than the final quarter), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, cash flow and retained earnings for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year.
(ii) Annual Financial Statements. Within ninety days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flow and retained earnings for such fiscal year, setting forth comparative figures for the preceding fiscal year and, with respect to such consolidated financial statements, certified with an unqualified opinion by independent certified public accountants of recognized national standing selected by the Company.
(iii) Officer's Certificate. At the time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of the chief financial officer or treasurer of the Company which certifies (A) that such financial statements fairly present, in all material respects, the financial condition and the results of operations of the Company and its Subsidiaries on the dates and for the periods indicated in accordance with generally accepted accounting principles, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of footnotes, (B) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Company proposes to take in respect thereof and (C) in reasonable detail the calculations necessary to demonstrate

Exhibit 10.03
compliance with Section 5.03. Such certificate shall be substantially in the form of Exhibit E.
(iv) Notice of Default or Material Adverse Effect. Promptly after the Company obtains knowledge of the occurrence of (a) any Default or (b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or treasurer of the Company specifying the nature thereof and the Company's proposed response thereto.
(v) Other Developments. Promptly and in any event within ten Business Days after the existence of any of the following conditions, prompt written notice of any of the following development that results in, or could reasonably be expected to result in, a Material Adverse Effect: (i) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any governmental authority; and (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including any Environmental Claim.
(vi) Other Information. From time to time with reasonable promptness, such other information or documents (financial or otherwise) as the Agent or any Lender through the Agent may reasonably request.
(vii) Pricing Certificate. As soon as available and in any event before the close of the current fiscal year of the Company for each fiscal year of the Company until (and including) the fiscal year ended December 31, 2026, a Pricing Certificate for the most recently-ended fiscal year identified on the Sustainability Table; provided, that, for any fiscal year the Company may elect not to deliver a Pricing Certificate, and if the Company fails to timely deliver a Pricing Certificate in accordance with this clause (vii), such failure shall not constitute a Default (but such failure to deliver a Pricing Certificate shall result in the Sustainability Applicable Margin Adjustment and the Sustainability Applicable Commitment Fee Percentage Adjustment being applied as set forth in Section 2.23(c)).
In lieu of furnishing to the Agent paper copies of the documents required to be delivered pursuant to Sections 5.01(a)(i) and (ii), to the extent such documents are filed with the SEC or, in the case of clause (vii), posted on the Company’s Internet website, the documents shall be deemed to have been delivered on the date on which the Company posts such documents on its Internet website or on the SEC’s EDGAR system. Notwithstanding the foregoing, the Company shall deliver paper copies of such documents to any Lender that requests the Company to deliver such paper copies.
(b) Books, Records and Inspections. The Company shall, and shall cause each of its Domestic Subsidiaries to, keep proper books of record and account in conformity with generally accepted accounting principles. The Company shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of any Lender to visit and inspect any of the properties of the Company or any of its Subsidiaries, and to examine the books of record and account of the Company or any of its Subsidiaries, and discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice, at such reasonable times and to such reasonable extent as such Lender may desire, and not more than once each fiscal year; provided that if an Event of Default has occurred and is continuing, such representatives and independent contractors may do any of the foregoing at the expense of the Company at any time during normal business hours and with reasonable prior notice; and

Exhibit 10.03
provided, further, that any information obtained as the result of such inspection, examination or discussion shall be deemed to constitute Confidential Information.
(c) Maintenance of Insurance. On and after the Effective Date until the Termination Date, the Company shall, and shall cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies or through self-insurance programs, insurance on itself and its properties in at least such amounts (in such types and with such deductibles) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business similarly situated.
(d) Taxes.
(i) The Company shall pay or cause to be paid or discharged, and shall cause each of its Subsidiaries to pay or cause to be paid or discharged, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Company or such Subsidiaries, except (i) as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with generally accepted accounting principles or (ii) where any failure thereof would not reasonably be expected to result in a Material Adverse Effect.
(ii) Except as set forth in Schedule 5.01(d), the Company shall not, and shall not permit any of its Subsidiaries to, file or consent to the filing of any consolidated tax return with any Person (other than the Company and its Subsidiaries).
(e) Corporate Franchises. The Company shall, and shall cause each of its Material Subsidiaries to, do or cause to be done, (i) all things necessary to preserve, renew and keep in full force and effect its legal existence and,(ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction otherwise permitted under this Agreement or any change in the form of organization (by merger or otherwise) of any Material Subsidiary.
(f) Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, including, without limitation, ERISA and all Environmental Laws, other than those (a) requirements of law, rules, statutes, decrees or restriction being contested in good faith by appropriate proceedings diligently conducted or (b) the non-compliance with which, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect. The Company shall maintain in effect and enforce policies and procedures that are reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.
(g) Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, ensure that its material properties used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.02 Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:

Exhibit 10.03
(a) Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its or their property (whether real or personal, including, without limitation, accounts receivable and inventory) or any interest it or they may have therein, whether owned at the date hereof or hereafter acquired (unless, in the case of any Lien of or upon the property of any of its Subsidiaries, all obligations and indebtedness thereby secured are held by the Company or any of its Subsidiaries); provided that the provisions of this Section 5.02(a) shall not prevent or restrict the existence or creation of:
(i) Liens on cash collateral or other assets pursuant to this Agreement or any related agreement entered into in connection with this Agreement;
(ii) customary rights of setoff upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and securities intermediaries;
(iii) Liens on the assets of the Company or any of its Subsidiaries existing on the date hereof and set forth on Schedule 5.02(a) and any renewals, replacements or extensions thereof; provided that (a) the property covered thereby is not changed (other than any improvements thereto and proceeds thereof) and (b) the aggregate principal amount of Indebtedness secured thereby is not increased above the commitment or limits as in effect on the date hereof except in an amount equal to the fees and expenses of such renewal, replacement or extension;
(iv) Licenses (including licenses of patents, trademarks, copyrights, and other intellectual property rights), operating leases or subleases permitted hereunder granted to other Persons in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries;
(v) Liens arising pursuant to any hedging arrangement, swap arrangement or similar arrangements entered into in the ordinary course of business;
(vi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, and any products or proceeds thereof to the extent covered by such Liens;
(vii) Liens for taxes or assessments or governmental charges or levies or securing judgements for the payment of money not constituting a Default not then due and delinquent or the validity of which is being contested in good faith;
(viii) materialmen's, mechanic's, carrier's, workmen's, repairmen's, landlord's or other like Liens, or deposits to obtain the release of such Liens;
(ix) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), insurance contracts, leases, statutory obligations, worker’s compensation, unemployment insurance and other social security legislation, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including deposits to secure letters of credit issued to secure any such obligation);
(x) licenses, easements, rights of way and other similar encumbrances imposed by law or arising in the ordinary course of business that do not secure any monetary obligations, or zoning or other restrictions as to the use of real properties, the

Exhibit 10.03
existence of which, in the aggregate, does not materially interfere with the operation of the business of the Company or its Subsidiaries;
(xi) Liens of or upon (A) any property or assets acquired by the Company or any of its Subsidiaries (whether by purchase, merger or otherwise) after the date hereof and not theretofore owned by the Company or any of its Subsidiaries, or (B) improvements made on any property or assets now owned or hereafter acquired, securing the purchase price thereof or created or incurred simultaneously with, or within 180 days after, such acquisition or the making of such improvements or existing at the time of such acquisition (whether or not assumed) or the making of such improvements, if (x) such Lien shall be limited to the property or assets so acquired or the improvements so made, (y) the amount of the obligations or indebtedness secured by such Liens shall not be increased after the date of the acquisition of such property or assets or the making of such improvements, except to the extent improvements are made to such property or assets after the date of the acquisition or the making of the initial improvements, and (z) in each instance where the obligation or indebtedness secured by such Lien constitutes an obligation or indebtedness of, or is assumed by, the Company or any of its Subsidiaries, the principal amount of the obligation or indebtedness secured by such Lien shall not exceed 100% of the cost or fair value (which may be determined in good faith by the Board of Directors of the Company), whichever is lower, of the property or assets or improvements at the time of the acquisition or making thereof;
(xii) Liens arising under operating leases, purchase money indebtedness existing on the date hereof and Capitalized Leases;
(xiii) Liens on property of a Person existing at the time such corporation is merged into or consolidated with the Company or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or any of its Subsidiaries, which Liens were not incurred in anticipation of such transaction;
(xiv) Liens on or other conveyances of property owned by the Company or any of its Subsidiaries in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;
(xv) Liens on accounts receivable sold to Eastman Chemical Financial Corporation, a Delaware corporation and a wholly owned (directly or indirectly) special purpose entity of the Company or any other wholly owned (directly or indirectly) special purpose entity of the Company, arising under the Company's securitization program or precautionary liens on accounts receivable sold by the Company or any of its Subsidiaries to a third party factor;
(xvi) Liens (including Liens to secure judgments) not otherwise permitted by this Section 5.02(a) securing obligations of the Company or any Subsidiary thereof in an aggregate principal amount outstanding at any one time not to exceed an amount equal to 15% of Consolidated Net Tangible Assets at such time; and
(xvii) renewals, extensions or replacements of the Liens referred to in clauses (ii) through (xvi) for amounts which shall not exceed the principal amount of the

Exhibit 10.03
obligations or Indebtedness so renewed or replaced at the time of the renewal or replacement thereof and applying only to the same property or assets theretofore subject to such Liens.
(b) Restriction on Fundamental Changes. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the property of the Company, or, in the case of a Subsidiary of the Company, the business or property of the Company and its Subsidiaries taken as a whole, whether now or hereafter acquired; provided that any such merger or consolidation shall be permitted if (i) the Company shall be the continuing corporation (in the case of a merger or consolidation), or the successor, if other than the Company, shall (A) be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (B) deliver all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, requested by any Lender, (C) deliver to the Agent documents of the type described in Section 3.01(h)(ii), (iii), (iv) and (v) and (D) such corporation shall expressly assume to the satisfaction of the Agent the due and punctual performance and observance of all of the covenants and obligations contained in this Agreement and the Notes to be performed by the Company, and (ii) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing; and provided, further that (x) any Subsidiary of the Company may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Company or any Subsidiary of the Company, (y) any Subsidiary may merge, consolidate, amalgamate, liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or discontinue its business and (z) any Subsidiary may convey, lease, sell or transfer its assets, in each case so long as doing so does not result, directly or indirectly, in the disposition (in one or a series of transactions) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.
(c) [Reserved].
(d) Limitations on Restricted Subsidiary Indebtedness. The Company shall not permit any Restricted Subsidiary that has not provided a guaranty of the Obligations to incur or assume any indebtedness of the type that would constitute Consolidated Funded Indebtedness except:
(i) Indebtedness that is or could be secured by a Lien permitted pursuant to Section 5.02(a);
(ii) Indebtedness outstanding on the Effective Date;
(iii) Indebtedness issued to and held by the Company or another Subsidiary;
(iv) Indebtedness incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Indebtedness was not incurred in anticipation of such transaction and was outstanding prior to such transaction;
(v) Indebtedness incurred in the ordinary course of business and maturing within one year;

Exhibit 10.03
(vi) Guarantees or other support obligations of Indebtedness of the Company or Indebtedness otherwise permitted under this Section 5.02(d);
(vii) Indebtedness in the form of purchase price adjustments, earn-outs, reimbursement obligations and other deferred payments incurred in connection with any acquisition or joint venture investments;
(viii) other Indebtedness at any time outstanding only to the extent that the aggregate amount of such Indebtedness of all Restricted Subsidiaries does not exceed 15% of Consolidated Net Tangible Assets;
(ix) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and
(x) advances and deposits received in the ordinary course of business.
(e) Use of Proceeds. No Borrower will request any Borrowing or Letter of Credit, or use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person in compliance with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.03 Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will maintain a Consolidated Leverage Ratio, commencing with the fiscal quarter following the Effective Date, of not greater than 3.50 to 1.00; provided that, upon written notice (such notice, an “Increase Leverage Notice”) to the Agent from the Company that an Qualified Acquisition has been consummated, the Company will be permitted to maintain a Consolidated Leverage Ratio of not greater than 4.00 to 1.00 for the period of four consecutive fiscal quarters immediately following the consummation of such acquisition; provided, further, that following such four consecutive fiscal quarters for which the maximum Consolidated Leverage Ratio is increased, the maximum Consolidated Leverage Ratio shall revert to 3.50 to 1.00 for not fewer than two fiscal quarters before a subsequent Increase Leverage Notice is delivered to the Agent.
ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a) Failure to Make Payments. The Company or any other Borrower shall (i) default in the payment when due of any principal of the Advances, and such default shall continue unremedied for one or more Business Days or (ii) default, and such default shall continue unremedied for ten or more days, in the payment when due of any interest on the Advances or (iii) default, and such default shall continue unremedied for thirty or more days from the date of notice of such default, in the payment when due of any fees or any other amounts owing hereunder; or

Exhibit 10.03
(b) Breach of Representation or Warranty. Any representation or warranty made by the Company or any Designated Subsidiary herein, in any Designation Agreement or in any certificate or statement delivered pursuant hereto or thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made (other than, for the avoidance of doubt, any Pricing Certificate Inaccuracy, provided that the Company complies with the terms of Section 2.23(c) with respect to such Pricing Certificate Inaccuracy); or
(c) Breach of Covenants. (i) The Company shall fail to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in subsections (a) or (b) above), and such failure shall remain unremedied for thirty days after written notice thereof shall have been given to the Company by the Agent; or (ii) the Company shall fail to perform or observe any agreement, covenant or obligation arising under Section 5.01(e) (as to the Company’s existence). 5.01(a)(iv), Section 5.02 or 5.03; or
(d) Default Under Other Agreements. The Company or any of its Material Subsidiaries shall (i) default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness in the principal amount of $200,000,000 or more and such default shall continue beyond any applicable grace period; or (ii) the Company or any of its Subsidiaries shall default in the performance or observance of any obligation or condition with respect to any Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, unless, in each case, waived by such holder or holders, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment, and the principal amount of such Indebtedness exceeds $200,000,000; provided that this clause (ii) shall not apply to (A) any repurchase, prepayment, defeasance or redemption, or any offer therefor, of any Indebtedness of any Person acquired by the Company or any Subsidiary required to be made solely as a result of a “change of control” of such Person as a result of the consummation of such acquisition, (B) any mandatory prepayment of any bridge financing required to be made with the proceeds of any other Indebtedness incurred by the Company or any Subsidiary or the proceeds of any dispositions of assets or issuance of equity interests consummated by the Company or any Subsidiary, (C) any repurchase, repayment, defeasance or redemption, or any offer therefor, of any Indebtedness of the Company or any Subsidiary incurred to finance, in whole or in part, an Acquisition and any related transactions required to be made pursuant to a “special mandatory redemption” provision (or other similar provision) as a result of such Acquisition not having been consummated, (D) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the assets securing such Indebtedness, (E) any Indebtedness becoming due as a result of a voluntary refinancing thereof permitted hereunder, (F) in the event that a lender under any revolving loan facility becomes a “defaulting lender” (as defined therein), a prepayment or cash collateralization by the Company or such Material Subsidiary of any unreallocated portion of such defaulting lender’s outstanding swing line loans under any such revolving loan facility, and (G) for the avoidance of any doubt, any right of a holder or holders of any Indebtedness that is convertible into equity interests (1) to require the repurchase, repayment or redemption of such Indebtedness on a predetermined date provided in the definitive documentation governing such Indebtedness, (2) to require an offer to repurchase, repay or redeem such Indebtedness on such date or the delivery of a notice with respect thereto or (3) to convert such Indebtedness into equity interests, together with any cash settlement thereof, in each case under this clause (G), so long as such right (other than the right to convert such Indebtedness into equity interests of the Borrower, settled solely in such equity interests and cash in lieu of fractional shares thereof) does not result from any “change of control”, “fundamental change” or a similar event (however defined) under the definitive documentation governing such Indebtedness; or

Exhibit 10.03
(e) Bankruptcy, etc. (i) The Company, any other Borrower or any Material Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against the Company or any Material Subsidiary and the petition is not controverted within thirty days or is not dismissed within sixty days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any Material Subsidiary or the Company or any Material Subsidiary commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Material Subsidiary or there is commenced against the Company or any Material Subsidiary any such proceeding which remains undismissed for a period of sixty days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) the Company or any Material Subsidiary is adjudicated insolvent or bankrupt; or (vi) the Company or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty days; or (vii) the Company or any Material Subsidiary makes a general assignment for the benefit of creditors; or (viii) the Company or any Material Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) the Company or any Material Subsidiary shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (x) any corporate action is taken by the Company or any Material Subsidiary for the purpose of effecting any of the foregoing; or
(f) ERISA. The Company or any member of its ERISA Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $200,000,000 for which it shall have become liable under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $200,000,000 shall be filed under Title IV of ERISA by the Company or any member of its ERISA Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $200,000,000 or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $200,000,000 must be terminated; or there shall occur a complete or partial withdrawal from, or a default within the meaning of Section 4219(c)(5) of ERISA with respect to, one or more Multiemployer Plans which could cause the Company or one or more members of the ERISA Controlled Group to incur a current payment obligation in excess of $200,000,000 if not paid when due; or
(g) Judgments. One or more judgments or decrees in an aggregate amount of $200,000,000 or more shall be entered by a court against the Company or any of its Subsidiaries and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within sixty days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance, with deductible or self-insured retention consistent with industry practices, between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not rejected the claim made for payment of, the amount of such judgment or order; or
(h) Change in Control. At any time on or after the Effective Date a Change in Control shall have occurred; or

Exhibit 10.03
(i) Guaranty. So long as any Subsidiary of the Company is a Designated Subsidiary, any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Company and the other Borrowers, declare the obligation of each Lender to make Advances (other than Advances deemed to have been made by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Company and the other Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances deemed to have been made by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.
SECTION 6.02 Actions in Respect of Letters of Credit Upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, together with the reasonably anticipated amount of fees, expenses and other amounts related thereto as specified by the applicable Issuing Bank (the “Required Amount”) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders. If at any time the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate applicable Required Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Borrowers or to such other Persons as shall be legally entitled thereto.
ARTICLE VII

GUARANTY
SECTION 7.01 Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees, as a guarantee of payment and not of collection, the punctual

Exhibit 10.03
payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable and documented fees and expenses of external counsel provided, however, that the expenses of legal counsel shall be limited to one law firm identified by the Agent (and if necessary, one local counsel identified by the Agent in any relevant material jurisdiction)) incurred by the Agent or any other Lender in enforcing any rights under this Article VII. Without limiting the generality of the foregoing, the Company's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any such Borrower to the Agent or any Lender under or in respect of this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.
SECTION 7.02 Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The obligations of the Company under or in respect of this Article VII are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Article VII, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Article VII shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(a) any lack of validity or enforceability of this Agreement (other than this Article VII), the Notes or any agreement or instrument relating thereto;
(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;
(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or the Notes or any other assets of any Borrower or any of its Subsidiaries;
(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;
(f) any failure of any Lender or the Agent to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance,

Exhibit 10.03
properties or prospects of any Borrower now or hereafter known to such Lender or the Agent (the Company waiving any duty on the part of the Lenders and the Agent to disclose such information); or
(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender or the Agent that might otherwise constitute a defense available to, or a discharge of, the Company (in its capacity as guarantor), any Borrower or any other guarantor or surety.
This Article VII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or the Agent or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
SECTION 7.03 Waivers and Acknowledgments.
(a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Article VII and any requirement that any Lender or the Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.
(b) The Company hereby unconditionally and irrevocably waives any right to revoke this Article VII and acknowledges that the guaranty under this Article VII is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender or the Agent that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.
(d) The Company hereby unconditionally and irrevocably waives any duty on the part of any Lender or the Agent to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by such Lender or the Agent.
(e) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
SECTION 7.04 Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under or in respect of this Article VII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender or the Agent against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without

Exhibit 10.03
limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash and such Borrower's status as a Designated Subsidiary shall have expired or been terminated. If the Company exercises rights of subrogation and receives any amounts from any Designated Subsidiary in violation of the immediately preceding sentence (it being understood that transfers between the Company and a Designated Subsidiary in the ordinary course of business pursuant to the operation of the Company's cash management system shall not constitute such a violation) at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII and (b) the expiration or termination of such Borrower's status as a Designated Subsidiary, such amounts shall be received and held in trust for the benefit of the Lenders and the Agent, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article VII, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Article VII thereafter arising. If (i) the Company shall make payment to any Lender or the Agent of all or any part of the Guaranteed Obligations in respect of a Designated Subsidiary, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash and (iii) such Borrower's status as a Designated Subsidiary shall have expired or been terminated, the Lenders and the Agent will, at the Company's request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company in respect of such Designated Subsidiary pursuant to this Article VII.
SECTION 7.05 Continuing Guaranty; Assignments. The guaranty under this Article VII is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and the Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE VIII

THE AGENT
SECTION 8.01 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Issuing Banks, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote

Exhibit 10.03
any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 8.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03 Exculpatory Provisions.
(a) The Agent and the Co-Sustainability Structuring Agents shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent and the Co-Sustainability Structuring Agents:
(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders; provided that neither the Agent nor any Co-Sustainability Structuring Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or such Co-Sustainability Structuring Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii) shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent, a Co-Sustainability Structuring Agent or any of its Affiliates in any capacity.
(b) The Agent and the Co-Sustainability Structuring Agents shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and Article VI), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent and the Co-Sustainability Structuring Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent or the Co-Sustainability Structuring Agents in writing by a Borrower or a Lender.
(c) The Agent and the Co-Sustainability Structuring Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate,

Exhibit 10.03
report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent and the Co-Sustainability Structuring Agents.
(d) The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Disqualified Institution.
SECTION 8.04 Reliance by Agent. The Agent and the Co-Sustainability Structuring Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05 Indemnification.
(a) Each Lender severally agrees to indemnify the Agent and the Co-Sustainability Structuring Agents (to the extent not promptly reimbursed by the Company), from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent or the Co-Sustainability Structuring Agents in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or the Co-Sustainability Structuring Agents under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, a Co-Sustainability Structuring Agent, any Lender or a third party.

Exhibit 10.03
(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.
(c)The failure of any Lender to reimburse the Agent, the Co-Sustainability Structuring Agents or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent or the Co-Sustainability Structuring Agents as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent, any Co-Sustainability Structuring Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent, any Co-Sustainability Structuring Agent or any Issuing Bank for such other Lender's Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent, each Co-Sustainability Structuring Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.
SECTION 8.06 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 8.07 Resignation of Agent.
(a) The Agent and a Co-Sustainability Structuring Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent or Co-Sustainability Structuring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent or Co-Sustainability Structuring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent or Co-Sustainability Structuring Agent meeting the qualifications set forth above. Whether or

Exhibit 10.03
not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as Agent or a Co-Sustainability Structuring Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent or Co-Sustainability Structuring Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent or Co-Sustainability Structuring Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent or Co-Sustainability Structuring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent or Co-Sustainability Structuring Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s or Co-Sustainability Structuring Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent or Co-Sustainability Structuring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent or Co-Sustainability Structuring Agent.
(d) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
SECTION 8.08 Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent, the Co-Sustainability Structuring Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, the Co-Sustainability Structuring Agents or any other Lender or any of their Related Parties and based

Exhibit 10.03
on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder. Each Lender and each Issuing Bank represents and warrants that (i) this Agreement sets forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.
SECTION 8.09 Other Agents. Each Lender hereby acknowledges that no Co-Sustainability Structuring Agent, Arranger, no syndication agent and no documentation agent nor any other Lender designated as any “Agent” (other than the Agent) on the signature pages or the cover hereof has any obligation, responsibility or liability hereunder other than in its capacity as a Lender.
SECTION 8.10 Certain ERISA Matters.
(a) Each Lender(x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets”(within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,
(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts),PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager”(within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such

Exhibit 10.03
Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto).
As used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
SECTION 8.11 Erroneous Payment.
(a) If the Agent (x) notifies a Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender or Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 8.11 and held in trust for the benefit of the Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such

Exhibit 10.03
Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of (1) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Alternative Currencies and (2) a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii) such Lender or Issuing Bank shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 8.11(b).
For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 8.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.11(a) or on whether or not an Erroneous Payment has been made.
(c) Each Lender or Issuing Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement, or otherwise payable or distributable by the Agent to such Lender or Issuing Bank under this Agreement with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).
(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately

Exhibit 10.03
(with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 9.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advances(or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.
(e) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under this Agreement with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under this Agreement in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party;

Exhibit 10.03
provided that this Section 8.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.
(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g) Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under this Agreement.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Company or any other Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase or extend the Commitments of the Lenders (other than in accordance with Section 2.19 or Section 2.20) or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder (other than in accordance with Section 2.20), (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release or otherwise limit the Company's liability with respect to its obligations under Article VII, (g) contractually subordinate the Obligations hereunder to any other indebtedness or other obligation or (h) amend this Section 9.01; and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (ii) no amendment, waiver or consent shall, unless in writing and signed by each of the Issuing Banks in addition to the Lenders required above to take such action, affect the rights or duties of any of the Issuing Banks in their capacities as such under this Agreement; (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended, nor amounts owed to such Defaulting Lender reduced, or the final maturity thereof extended, without the consent of such Defaulting Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender

Exhibit 10.03
more adversely than other affected Lenders shall require the consent of such Defaulting Lender; (iv) this Agreement may be amended with the written consent of the Agent, each Issuing Bank, the Company and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 2.03 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 2.03; (v) in order to implement any Commitment Increase pursuant to Section 2.19, this Agreement may be amended for such purpose (but solely to the extent necessary to implement such increase and otherwise in accordance with Section 2.19) by the Company, the Agent and the Lenders providing such increase; (vi) in order to implement any extension approved pursuant to Section 2.20, this Agreement and any Notes may be amended for such purpose (but solely to the extent necessary to implement such extension and otherwise in accordance with Section 2.20) by the Company and the Agent; (vii) this Agreement may be amended by the Company, the applicable Designated Subsidiary and the Agent to add such provisions as are deemed necessary, in the sole discretion of the Agent, to facilitate the addition of any Designated Subsidiary designated pursuant to Section 9.09; (viii)(A) each L/C Issuing Bank’s Letter of Credit Commitment may be amended from time to time by the Company, the Agent and such Issuing Bank, and (B) with respect to any Lender that becomes an Issuing Bank pursuant to this Agreement, this Agreement may be amended by the Company, the Agent and such Issuing Bank to add the Letter of Credit Commitment of such Issuing Bank; and (ix) if the Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any Note (including the schedules and exhibits thereto), then the Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
SECTION 9.02 Notices, Etc.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i) if to the Company or any other Borrower, to it at 200 South Wilcox Drive, Kingsport, Tennessee 37662, Attention of Treasurer (Facsimile No. 423-224-0165; Telephone No. 423-229-2000);
(ii) if to the Agent, to Citibank, N.A. at One Penns Way, Building Ops II, New Castle, Delaware 19720, Attention of Lending Agency; (Email: usagencyservicing@citi.com);
(iii) if to Co-Sustainability Structuring Agents, to Citibank, N.A. at 388 Greenwich Street, New York, NY 10013, Attention of David Jaffe (Email: david.jaffe@citi.com) and Mizuho Bank, Ltd. at 1271 Avenue of the Americas, New York, NY 10020, Attention of Irfan Ramzan (Email: Irfan.Ramzan@mizuhogroup.com);
(iv) if to any Issuing Bank, to it at the address provided in writing to the Agent and the Company at the time of its appointment as an Issuing Bank hereunder; and
(v) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Exhibit 10.03
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d) Platform.
(i) Each Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on DebtDomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Company acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.
(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any

Exhibit 10.03
Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04 Costs and Expenses.
(a) The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented fees and expenses of external counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement provided, however, that the expenses of legal counsel shall be limited to one law firm identified by the Agent (and if necessary, one local counsel identified by the Agent in any relevant material jurisdiction). The Company further agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses of one primary counsel to the Agent and Lenders (and if necessary, one local counsel identified by the Agent and Lenders in any relevant material jurisdiction and in the case of an actual or perceived conflict of interest, one additional counsel to the affected parties that are similarly situated in each relevant jurisdiction)), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b) The Company agrees to indemnify and hold harmless the Agent, the Co-Sustainability Structuring Agents and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel to the Indemnified Parties, one specialty counsel to the Indemnified Parties in each relevant specialty, one local counsel to the Indemnified Parties in each relevant local jurisdiction and in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Parties that are similarly situated in each relevant jurisdiction) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of any Material of Environmental Concern on any property of the Company or any of its Subsidiaries or any Environmental Claim or other liability relating to any

Exhibit 10.03
Environmental Law relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or material breach in bad faith of its obligations under this Agreement or any other Loan Documents or (ii) any dispute solely among the Indemnified Parties (other than any claims against an Indemnified Party in its capacity as an agent or arranger or any similar role hereunder) and not directly resulting from any act or omission of the Company or any the Company’s subsidiaries or affiliates. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) If any payment of principal of, or Conversion of, any Term SOFR Rate Advance or Alternative Currency Term Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. A certificate as to the amount of such compensation, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(d) The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Co-Sustainability Structuring Agent, any Lender or any of their Related Parties, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. None of the Agent, any Co-Sustainability Structuring Agent, any Lender or any of their Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby except to the extent such damage is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent’s, Co-Sustainability Structuring Agent’s, Lender’s or Related Parties’ gross negligence or willful misconduct or material breach in bad faith of its obligations under this Agreement or any other Loan Documents.
(e) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
SECTION 9.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the

Exhibit 10.03
consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
SECTION 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and upon satisfaction of the conditions precedent set forth in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by the Borrower shall be null and void).
SECTION 9.07 Assignments and Participations.
(a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Lenders and Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Commitment) any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Commitment) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

Exhibit 10.03
(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 and an integral multiple of $1,000,000 in excess thereof unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof;
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

Exhibit 10.03
(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of (and shall record in such register) the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company, the Agent, any Issuing Bank or any Co-Sustainability Structuring Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely

Exhibit 10.03
responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.
Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e) Disqualified Institutions.
(i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 9.07, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result

Exhibit 10.03
of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (A) such assignee shall not retroactively be disqualified from becoming a Lender or participant, and (B) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 9.07(e)(i) shall not be void, but the other provisions of this Section 9.07(e) shall apply.
(ii) If any assignment is made to any Disqualified Institution without the Company’s prior consent in violation of Section 9.07(e)(i), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its interest, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof, and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that (1) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07(b), and (2) such assignment does not conflict with Applicable Laws.
(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders, and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv) The Agent shall have the right, and the Company hereby expressly authorizes the Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for public lenders, and (B) provide the DQ List to each Lender requesting the same.

Exhibit 10.03
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.08 Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed on a confidential basis (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder and credit insurers; (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Company; or (i) to the extent such Confidential Information (x) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (y) becomes publicly available other than as a result of a breach of confidentiality obligations known to the Agent, such Lender or such Issuing Bank. In addition, the Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Issuing Bank or Lender in connection with the administration of this Agreement and the Commitments.
For purposes of this Section, “Confidential Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
Each of the Agent, the Lenders and the Issuing Banks acknowledges that (a) the Confidential Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-

Exhibit 10.03
public information in accordance with applicable Law, including Federal and state securities Laws.
SECTION 9.09 Designated Subsidiaries.
(a) Designation. The Company may at any time, and from time to time, upon not less than fifteen Business Days’ notice in the case of any Subsidiary so designated after the Effective Date, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is fifteen Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit F hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for all purposes of this Agreement, and, upon fulfillment of the applicable conditions set forth in Section 3.02 and after such Designation Agreement is accepted by the Agent, such Subsidiary shall thereupon become a Designated Subsidiary for all purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.09(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer”, the Beneficial Ownership Regulation or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer”, the Beneficial Ownership Regulation or other similar checks under all applicable laws and regulations.
If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing a branch or an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.
As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than ten Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph or for which such Designated Subsidiary is against such Lender’s internal policies (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.
(b) Termination. Upon the request of the Company and the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of

Exhibit 10.03
any Designated Subsidiary, then, so long as at the time no Notice of Borrowing or Notice of Issuance is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advances hereunder to such Designated Subsidiary.
SECTION 9.10 Governing Law. This Agreement, each other Loan Document and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 9.11 Counterparts; Integration; Effectiveness; Electronic Execution.
(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b) Electronic Execution of Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment and Assumption shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.12 Judgment.
(a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

Exhibit 10.03
(c) The obligation of the Company and each other Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Company and each other Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Company or such other Borrower such excess.
SECTION 9.13 Jurisdiction, Etc.
(a) Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender or may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its address set forth in Section 9.02 and each such Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Company hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.
(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Exhibit 10.03
SECTION 9.14 No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by such Issuing Bank's willful misconduct or gross negligence as determined in a final, nonappealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
SECTION 9.15 Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.
SECTION 9.16 Power of Attorney. Each Subsidiary of the Company may from time to time authorize and appoint the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary. Such authorization shall become effective as of the date on which such Subsidiary delivers to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.
SECTION 9.17 Patriot Act. Each Lender hereby notifies the Company, each other Borrower and each other obligor or grantor (each a “Loan Party”) that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), that it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Act.
SECTION 9.18 No Fiduciary Duties. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Agent, the Co-Sustainability Structuring Agents, the Arrangers, the syndication agent, the documentation agents, the Issuing Banks, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Co-Sustainability Structuring Agents, the Issuing Banks, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Exhibit 10.03
SECTION 9.19 Waiver of Jury Trial. Each of the Company, each other Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the other Loan Documents or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
SECTION 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary herein or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising hereunder to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.21 Acknowledgement Regarding Any Supported QFCs.
(a)    To the extent that any Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(b)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in

Exhibit 10.03
property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(c)    As used in this Section 9.21, the following terms have the meanings specified below:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Exhibit 10.03
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
EASTMAN CHEMICAL COMPANY
By:
Name:
Title:

Exhibit 10.03
CITIBANK, N.A.,
as Agent
By:
Name:
Title:
Initial Lenders
CITIBANK, N.A.
By:
Name:
Title:
BANK OF AMERICA, N.A.
By:
Name:
Title:
JPMORGAN CHASE BANK, N.A.
By:
Name:
Title:
MIZUHO BANK, LTD.
By:
Name:
Title:
BARCLAYS BANK PLC
By:
Name:
Title:

2

Exhibit 10.03

BNP PARIBAS
By:
Name:
Title:
By:
Name:
Title:
MORGAN STANLEY BANK, N.A.
By:
Name:
Title:
TRUIST BANK
By:
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:
PNC BANK, NATIONAL ASSOCIATION
By:
Name:
Title:
By:
Name:
Title:

3

Exhibit 10.03
ROYAL BANK OF CANADA
By:
Name:
Title:
SUMITOMO MITSUI BANKING CORPORATION.
By:
Name:
Title:
THE BANK OF NOVA SCOITA
By:
Name:
Title:
THE NORTHERN TRUST COMPANY
By:
Name:
Title:
UNICREDIT BANK GMBH, NEW YORK BRANCH
By:
Name:
Title:

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